Exhibit 12


                    THE COCA-COLA COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)


                     Six Months
                       Ended                 Year Ended December 31,
                      June 30,   ---------------------------------------------
                        1994       1993     1992      1991     1990     1989
                     ---------   -------- --------- -------- -------- --------

EARNINGS:

Income from
 continuing
 operations before
 income taxes and
 changes in
 accounting
 principles            $1,867    $3,185   $2,746    $2,383   $2,014   $1,764

Fixed charges             110       213      207       222      255      326

Less capitalized
 interest, net             (2)      (16)     (10)       (8)      (8)      (7)

Equity income,
 net of dividends          59       (35)     (30)      (16)     (94)     (55)
                       -------   -------- --------  -------- -------- --------

Adjusted earnings      $2,034    $3,347   $2,913    $2,581   $2,167   $2,028
                       ========  ======== ========  ======== ======== ========


FIXED CHARGES:

Gross interest
 incurred              $  95     $   184  $  181    $  200   $  238   $  315

Interest portion of
 rent expense             15          29      26        22       17       11
                       -------   -------- --------  -------- -------- --------

Total fixed charges    $ 110     $   213  $  207    $  222   $  255   $  326
                       ========  ======== ========  ======== ======== ========

Ratios of earnings
 to fixed charges       18.5        15.7    14.1      11.6      8.5      6.2
                       ========  ======== ========  ======== ======== ========

The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $162 million at June 30, 1994). Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.

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